Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610 and 333-191549) on Forms S-8 of H.B. Fuller Company of our report dated January 27, 2016, with respect to the consolidated balance sheets of H.B. Fuller Company as of November 28, 2015 and November 29, 2014, and the related consolidated statements of income, comprehensive income (loss), total equity, and cash flows for each of the fiscal years in the three-year period ended November 28, 2015, and the effectiveness of internal control over financial reporting as of November 28, 2015, which report appears in the November 28, 2015 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 27, 2016, on the effectiveness of internal control over financial reporting as of November 28, 2015, expresses our opinion that H.B. Fuller Company did not maintain effective internal control over financial reporting as of November 28, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the material weakness related to the Company’s inadequate design and operating effectiveness of controls over the accounting for the acquisition of Tonsan Adhesive, Inc. has been identified and included in management’s assessment.

Our report dated January 27, 2016 on the effectiveness of internal control over financial reporting as of November 28, 2015, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of November 28, 2015, the February 2015 acquisitions of Tonsan Adhesive, Inc. and Continental Products Limited’s internal control over financial reporting associated with assets of approximately 16 percent of H.B. Fuller Company’s total assets and revenues of approximately 5 percent of H.B. Fuller Company’s total revenues included in the consolidated financial statements of H.B. Fuller Company and subsidiaries as of and for the year ended November 28, 2015. Our audit of the effectiveness of internal control over financial reporting of H.B. Fuller Company also excluded an evaluation of the internal control over financial reporting of Tonsan Adhesive, Inc. and Continental Products Limited.

/s/ KPMG LLP

Minneapolis, Minnesota

January 27, 2016